Exhibit 1.1

N.B. The English text is an in-house translation of the original Swedish text. Should there be any disparities between the Swedish and the English text, the Swedish text shall prevail.

ARTICLES OF ASSOCIATION OF CALLIDITAS THERAPEUTICS AB

Reg. no. 556659-9766

Adopted at the annual general meeting held on 30 May 2023.

1 §	Business name

The business name of the company is Calliditas Therapeutics AB. The company is a public company (publ).

2 §	Registered office of the company

The registered office of the company is situated in Stockholm, Sweden.

3 §	Objects of the company

The company shall, directly or through subsidiaries, conduct research and development as well as the manufacture and sale of pharmaceuticals and medical devices, own and manage shares and other securities as well as other movable and immovable property, as well as business associated therewith.

4 §	Share capital and number of shares

The share capital shall be not less than SEK 1,000,000 and not more than SEK 4,000,000. The number of shares shall be not less than 25,000,000 and not more than 100,000,000.

The shares shall be issued in two classes, ordinary shares and C-shares. Ordinary shares shall entitle the holder to one (1) vote per share, whereas C-shares shall entitle the holder to one tenth (1/10) vote per share. Shares of each class may be issued in a quantity corresponding to the entire share capital of the company.

Holders of C-shares are not entitled to dividends. Upon the company’s liquidation, C-shares carry equivalent right to the company’s assets as other shares, however not to an amount exceeding the quota value of the share.

Where the company resolves to issue new shares by way of a cash issue or a set-off issue, one old share shall entitle the holder to pre-emption rights to one new share of the same class pro rata to the number of shares previously owned by the holder (primary pre-emption rights). Shares that are not subscribed for pursuant to primary pre-emption rights shall be offered to all shareholders for subscription (subsidiary pre-emption rights). Unless shares offered in such manner are sufficient for the subscription which takes place pursuant to subsidiary pre-emption rights, the shares shall be allotted among the subscribers pro rata to the total number of shares previously owned. Where this is not possible with respect to a particular share(s), shares shall be allotted through drawing of lots.

The provisions above shall not entail any restrictions on the possibility for the company to adopt a resolution regarding a cash issue or set-off issue without regard to shareholders’ pre-emption rights.

The provisions above regarding shareholders’ pre-emption rights shall apply mutatis mutandis to an issue of warrants or an issue of convertible instruments.

Where the company resolves to issue only one class of shares by way of a cash issue or set-off issue, all of the shareholders, irrespective of the class of share, shall hold pre-emption rights to subscribe for new shares pro rata to the number of shares previously owned.

In the event of a bonus issue, new shares of each class shall be issued pro rata to the number of shares of the same class previously issued. In connection therewith, the owners of existing shares of a certain class shall entitle the holder to new shares of the same class. This shall not entail any restrictions on the possibility of issuing new shares of a new class by means of a bonus issue, following the required amendment to the articles of association.

Reduction of share capital, which in any case shall not fall below the minimum share capital, may, upon the request of an owner of C-shares and a resolution by the company’s Board of Directors or the general meeting, take place through redemption of C-shares. A request from a shareholder shall be made in writing. When a resolution on reduction has been passed, an amount corresponding to the reduction amount shall be transferred to the company’s reserve fund, if required funds are available. The redemption amount per C- share shall correspond to the quota value of such share.

Following notice of the redemption resolution, holders of shares shall promptly receive payment for the shares, or, if authorization from the Swedish Companies Registration Office (Sw. Bolagsverket) or a court is required, following notice that the final decision has been registered.

5 §	Conversion clause

C-shares held by the company may, upon decision of the board of directors be reclassified into ordinary shares. Immediately thereafter, the board of directors shall register the reclassification to the Swedish Companies Registration Office. The reclassification is effected when it has been registered and the reclassification been reflected in the central securities depository register.

6 §	Board of Directors

The Board of Directors elected by the shareholders’ meeting shall comprise not less than three (3) and not more than ten (10) members.

7 §	Auditors

The company shall have one or two (1–2) auditors and not more than two (2) alternate auditors or a registered accounting firm.

8 §	Notice to attend shareholders’ meetings

Notice of shareholders’ meetings shall be published in the Swedish Official Gazette and on the company’s website, within such time as set forth in the Swedish Companies Act (2005:551). It shall be announced in Svenska Dagbladet that a notice has been issued.

9 §	Participation at shareholders’ meetings

Shareholders who wish to participate at a shareholders’ meeting shall be registered as shareholders on a transcript of the entire share register as stipulated in Chapter 7, Section 28, third paragraph of the Swedish Companies Act (2005:551) and shall also provide notification of their intention to attend the meeting no later than on the date stipulated in the notice convening the shareholders’ meeting. The latter mentioned day must not be a Sunday, any other public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve and must not be more than the fifth weekday prior to the meeting. If a shareholder wishes to be joined by proxy (not more than two proxies) at the shareholders’ meeting, the number of proxies must be stated in the notice of participation.

10 §	Collection of power of attorneys and postal voting

The Board of Directors may collect powers of attorney in accordance with the procedure described in Chapter 7, Section 4, second paragraph of the Swedish Companies Act (2005:551).

The Board of Directors has the right before a shareholders’ meeting to decide that shareholders shall be able to exercise their right to vote by post before the shareholders’ meeting.

11 §	The right for persons not being shareholders to attend a shareholders’ meeting

The Board of Directors may resolve that persons not being shareholders of the company shall be entitled, on the conditions stipulated by the Board of Directors, to attend or in any other manner follow the discussions at a shareholders’ meeting.

12 §	Matters at annual shareholders’ meetings

The annual shareholders’ meeting is held each year within six months of the end of the financial year.

The following matters shall be addressed at annual shareholders’ meetings:

1.	Election of a chairman of the meeting;
2.	Preparation and approval of the voting register;
3.	Approval of the agenda;
4.	Election of one or two persons to attest the minutes;
5.	Determination of whether the meeting was duly convened;
6.	Presentation of the annual report and auditor’s report and, where applicable, the consolidated financial statements and auditor’s report for the group;
7.	Resolutions regarding
(a)	adoption of the income statement and balance sheet and, where applicable, the consolidated income statement and consolidated balance sheet;
(b)	allocation of the company’s profit or loss according to the adopted balance sheet;
(c)	discharge from liability for board members and the managing director;
8.	Determination of fees for the Board of Directors and the auditors;
9.	Election of the Board of Directors and accounting firm or auditors;
10.	Any other business incumbent on the meeting according to the Companies Act or the articles of association.
13 §	Financial year

The company’s financial year shall be the calendar year.

14 §	Euroclear company

The company’s shares shall be registered in a securities register in accordance with the Swedish Securities Register and Financial Instruments Accounts Act (1998:1479).

15 §	US forum

Without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act (2005:551), the United States District Court for

the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, unless the Company consents in writing to the selection of an alternative forum.